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                                                                    EXHIBIT 99.9
                                                                    ------------

                             INTIMATE BRANDS, INC.
                            Statement of Cash Flows
      For the Fifty-two Weeks Ended January 29, 2000 and January 30, 1999
                                (in thousands)

                                  (UNAUDITED)

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
                                                                        1999            1998
                                                                       -----           ----

OPERATING ACTIVITIES

       Net Income                                                      $ 458,904       $ 394,199

       Impact of Other Operating Activities on Cash Flows:

            Depreciation and Amortization                                104,625         101,221
       Changes in Assets and Liabilities:
            Accounts Receivable                                           (2,508)         19,012
            Inventories                                                 (103,573)        (62,193)
            Accounts Payable and Accrued Expenses                         26,738          (5,753)
            Income Taxes                                                  12,787          30,348
            Other Assets and Liabilities                                   2,167          32,837
                                                                  ---------------    ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                499,140         509,671
                                                                  ---------------    ------------


NET CASH USED FOR INVESTING ACTIVITIES                                  (205,506)       (121,543)
                                                                  ---------------    ------------

FINANCING ACTIVITIES

       Change in Intercompany Balance                                     17,881          18,317
       Repayment of 8 7/8% notes                                        (100,000)              -
       Dividends Paid                                                   (136,501)       (140,338)
       Repurchase of Common Stock                                       (404,410)       (201,606)
       Stock Options and Other                                            17,995          14,553
                                                                  ---------------    ------------

NET CASH USED FOR FINANCING ACTIVITIES                                  (605,035)       (309,074)
                                                                  ---------------    ------------

NET  INCREASE (DECREASE) IN CASH AND EQUIVALENTS                        (311,401)         79,054

       Cash and Equivalents, Beginning of Year                           387,774         308,720
                                                                  ---------------    ------------

CASH AND EQUIVALENTS, END OF PERIOD                                     $ 76,373       $ 387,774
                                                                  ===============    ============
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